                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Partners


Hawaiian Cement:



     We consent to the inclusion of our report dated August 18, 1992 with respect to the consolidated balance sheet of Hawaiian Cement and subsidiary as of June 30, 1992 and the related consolidated statement of income, changes in partners' capital and cash flows for the year then ended, which report appears in the Form S-1 of Lone Star Industries, Inc. dated December 9, 1994. We also consent to the inclusion of our report dated August 18, 1992 with respect to the 1992 financial statement schedules of Hawaiian Cement and subsidiary, which report appears in said Form S-1 of Lone Star Industries, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



                                          Coopers & Lybrand L.L.P.



Honolulu, Hawaii


December 9, 1994